UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549
________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report
(Date of earliest event reported):                             March 31, 2009

INSITUFORM TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-10786	13-3032158
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

17988 Edison Avenue, Chesterfield, Missouri	63005
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number,
including area code                                                     (636) 530-8000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.              Entry Into a Material Definitive Agreement.

On March 31, 2009, Insituform Technologies, Inc. (the “Company”) entered into a Credit Agreement with Bank of America, N.A., as Administrative Agent (the “New Facility”).  The New Facility is unsecured and consists of a $50.0 million term loan and a $65.0 million revolving line of credit, each with a maturity date of March 31, 2012.  Under the New Facility, the Company has the ability to increase the amount of the borrowing commitment under the New Facility by up to $25.0 million in the aggregate.

At the Company’s election, borrowings under the New Facility will bear interest at either (i) a fluctuating rate of interest equal on any day to the higher of Bank of America, N.A.’s announced prime rate, the Federal Funds Rate plus 0.50% or one-month LIBOR plus 1.0%, plus in each case a margin ranging from 1.75% to 3.00%, or (ii) rates of interest fixed for one, two, three or six months at the British Bankers Association LIBOR Rate for such period plus a margin ranging from 2.75% to 4.00%.  The applicable margins are determined quarterly based upon the Company’s consolidated leverage ratio.

The New Facility is subject to certain financial covenants, including a consolidated financial leverage ratio and consolidated fixed charge coverage ratio.  The New Facility also provides for events of default, including in the event of non-payment or certain defaults under other outstanding indebtedness of the Company.

This New Facility replaces the Company’s credit facility that was due to expire on April 30, 2009.  Letters of credit that were outstanding as of March 31, 2009 under the expiring facility were converted to letter of credit borrowings under the New Facility.  As of March 31, 2009, the Company had $15.2 million in letters of credit issued and outstanding, $14.5 million of which was collateral for the benefit of certain of the Company’s insurance carriers and $0.7 million was collateral for work performance.

In connection with its acquisition of Corrpro Companies, Inc. on March 31, 2009, the Company borrowed the entire amount of the term loan and approximately $7.5 million under the revolving line of credit.

The foregoing description of the New Facility is qualified in its entirety by reference to the Credit Agreement dated March 31, 2009, a copy of which is attached as Exhibit 10.1 hereto and is incorporated herein by reference.  A copy of the press release issued by the Company on March 31, 2009 announcing the New Facility also is incorporated herein by reference and is furnished as Exhibit 99.1 hereto.

Item 2.01.	Completion of Acquisition or Disposition of Assets.

Effective March 31, 2009, the Company, through its wholly-owned subsidiary, First Down Acquisition Corp., an Ohio corporation, completed its acquisition by merger of Corrpro Companies, Inc., an Ohio corporation (“Corrpro”).

The Company paid a purchase price of $65.6 million in cash to Corrpro’s security holders.  The Company also repaid certain indebtedness of Corrpro in the amount of $26.4 million, for a total acquisition cost of $92.0 million.

Financial statements and proforma financial information relating to this acquisition will be subsequently filed within 71 calendar days after the date this Form 8-K was required to be filed.  A copy of the press release issued by the Company on March 31, 2009 announcing the acquisition of Corrpro is incorporated herein by reference and is furnished as Exhibit 99.2 hereto.

Item 2.03.      Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

    As described above, on March 31, 2009, the Company entered into a New Facility.  In connection with its acquisition of Corrpro, also as described above, the Company borrowed the entire amount of the $50.0 million term loan and approximately $7.5 million of the revolving line of credit under the New Facility.

                The information set forth in Item 1.01 above is incorporated hereby in reference.

Item 8.01.              Other Events.

On March 31, 2009, the Company issued a press release announcing the New Facility. The text of the press release dated March 31, 2009 is attached as Exhibit 99.1 hereto.

Also on March 31, 2009, the Company issued a press release announcing the acquisition of Corrpro.  The text of the press release dated March 31, 2009 is attached as Exhibit 99.2 hereto.

Item 9.01.              Financial Statements and Exhibits.

(d)           The following exhibits are filed as part of this report:

Exhibit	Description
10.1	Credit Agreement, dated March 31, 2009.
99.1	Press Release of Insituform Technologies, Inc. dated March 31, 2009 announcing its entry into a Credit Agreement dated March 31, 2009.
99.2	Press Release of Insituform Technologies, Inc. dated March 31, 2009 announcing its acquisition of Corrpro Companies, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INSITUFORM TECHNOLOGIES, INC.

By:	/s/ David F. Morris
David F. Morris
Senior Vice President, General Counsel and
Chief Administrative Officer

Date:  April 3, 2009

INDEX TO EXHIBITS

These exhibits are numbered in accordance with the Exhibit Table of Item 601 of Regulation S-K.

Exhibit	Description
10.1	Credit Agreement, dated March 31, 2009.
99.1	Press Release of Insituform Technologies, Inc. dated March 31, 2009 announcing its entry into a Credit Agreement dated March 31, 2009.
99.2	Press Release of Insituform Technologies, Inc. dated March 31, 2009 announcing its acquisition of Corrpro Companies, Inc.